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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            (Amendment No.      )*



                                 NEXTCARD, INC.
                   -----------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)




                                    65332K10
                   -----------------------------------------
                                 (CUSIP Number)



                                NOVEMBER 8, 1999
                   -----------------------------------------
             (Date of Event Which Requires Filing of This Statement



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP NO. 65332K10                 SCHEDULE 13G        PAGE   2   OF   5   PAGES


  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          AMAZON.COM, INC.   91-1646860
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    4,400,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   4,400,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,400,000
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTONS)                                        [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
          ---------------------------------------------------------------------




                          PAGE   2    OF  5    PAGES
                               -----    -----

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a)   NAME OF ISSUER:

            NEXTCARD, INC.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            595 MARKET STREET, SUITE 1800
            SAN FRANCISCO, CA 94105

ITEM 2(A)   NAME OF PERSON FILING:

            Amazon.com, Inc.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1200 12th Avenue South, Suite 1200
            Seattle, WA 98144

ITEM 2(C)   CITIZENSHIP:

            Delaware

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common

ITEM 2(e)   CUSIP NUMBER:

            65332K10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (U.S.C. 78o).

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [ ] An investment adviser in accordance with Section
                240.13d-1(b)(I)(ii)(E);

      (f)   [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

      (g)   [ ] A parent holding company or control person in accordance with
                Section 240.13d-l(b)(l)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940(15 U.S.C. 80a-3);


                               Page 3 of 4 pages

      (j)   [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]


ITEM 4.   OWNERSHIP.

      (a)   Amount Beneficially Owned:                               4,400,000*

      (b)   Percent of Class:                                              9.3%

      (c)   Number of shares as to which such person has:

           (i)    sole power to vote or to direct the vote:          4,400,000*

           (ii)   shared power to vote or to direct the vote:               -0-

           (iii)  sole power to dispose or to direct the
                  disposition of:                                    4,400,000*

           (iv) shared power to dispose or to direct the disposition of:

__________________

*Amazon.com, Inc. is the holder of a fully vested and exercisable warrant dated November 8, 1999, to acquire 4,400,000 shares of common stock of NextCard, Inc. at an exercise price per share of $39.20. The warrant expires November 8, 2002.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATIONS.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      November 17, 1999
                      ----------------------------------------
                                        (Date)

                  By:/S/ Mark Britto
                         -------------------------------------
                         Mark Britto
                         Vice President of Strategic Alliances


                               Page 4 of 5 pages